EXHIBIT 21

Subsidiaries of the Company

As of December 31, 2008

Name	State of Incorporation or Organization
BIP Sub I, Inc.	Delaware
JER/NHP Senior Living Acquisition, LLC	Delaware
MLD Delaware Trust	Delaware
MLD Financial Capital Corporation	Delaware
MLD Properties Limited Partnership	Delaware
MLD Properties, Inc.	Delaware
MLD Properties, LLC	Delaware
Nationwide Health Properties Finance Corporation	Delaware
NH Texas Properties Limited Partnership	Texas
NHP Carillon, LLC	Delaware
NHP CM Investment, Inc.	Delaware
NHP Joliet, Inc.	Illinois
NHP Properties Business Trust	Massachusetts
NHP Senior Housing, Inc.	California
NHP/Broe, LLC	Delaware
NHP/Mc Shane SAMC, LLC	Delaware
NHP/PMB Limited Partnership	Delaware
NHP Senior Indiana, LLC	Delaware
PMB/NHP Vancouver Partners, LLC	Delaware
QR Lubbock Texas Properties	Texas